SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) June 20, 2003
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                           GENERAL MOTORS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
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(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                        Identification No.)




   300 Renaissance Center, Detroit, Michigan                 48265-3000
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  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
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ITEM 5.  OTHER EVENTS

On June 20, 2003 General Motors Corporation (GM) announced plans to accelerate improvements in GM's balance sheet and financial flexibility. The release is as follows:

GM To Accelerate Balance Sheet Strengthening Initiative


NEW YORK - General Motors Corp. (NYSE: GM, GMH) today announced plans to offer an aggregate of approximately $10 billion in debt securities and convertible debentures as part of an overall effort to accelerate improvements in GM's balance sheet and financial flexibility.

GM plans to raise approximately $10 billion with the new offerings, effectively doubling the company's original balance-sheet-strengthening target for 2003 - to $20 billion from $10 billion - and increasing the company's near-term liquidity to more than $30 billion. GM currently expects that substantially all of the proceeds will be used over time to partially fund GM's U.S. pension funds and other retiree benefit obligations. GM expects to make significant cash contributions to these funds by late 2003.

In addition, General Motors Acceptance Corp. (GMAC) will seek to raise approximately $3 billion as part of its ongoing funding plan for 2003, intended to be used for general corporate purposes. GMAC also decided to undertake these debt offerings in order to satisfy funding of ongoing operations.

"The general cost of borrowing in U.S. markets is at historic lows and we are acting quickly to take advantage of the favorable capital markets environment," said GM Vice Chairman and Chief Financial Officer John Devine. "These offerings give GM the opportunity to strengthen its balance sheet while freeing up cash and improving financial flexibility.

"One important purpose of these offerings is that they will allow General Motors to use cost-efficient, long-term debt to provide near-term funding of some of its pension and retiree benefit obligations," said Devine.

GM's offerings are expected to include intermediate- and long-term debt in U.S. dollars and euros, as well as U.S. dollar debentures that are convertible into GM $1-2/3 par value common stock.

As a result of these offerings by GM, the company now expects that it will be in a position to accelerate efforts to fund its U.S. pension plans - which were $19.3 billion underfunded at the end of 2002. GM previously stated that it would contribute about $15 billion to its U.S. pension and retiree benefit plans by 2007. Contributions to the plans help to reduce the unfunded position by increasing the asset base, which earns tax-free returns. GM contributed $5.8 billion to its U.S. pension and retiree benefit plans during 2002 and an additional $1.2 billion in GM Class H common stock in 2003.

The improved equity markets have resulted in asset returns for the GM pension plans of about 9 percent so far this year. Over the same time period, however, the discount rate used to measure liabilities for accounting purposes has declined by an estimated 75 - 100 basis points, resulting in an increase to the unfunded portion of GM's employee benefit plan liabilities.

GM currently anticipates that substantially all of the proceeds of its offerings will be used over time to partially fund GM's U.S. pension funds and other retiree benefit obligations, although no determination has yet been made as to the amount of proceeds that would be used for such purposes and the allocation of any contribution of proceeds among its various retiree benefit programs.


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The offerings of U.S. dollar denominated debt securities by GM and GMAC will be registered under the Securities Act of 1933, as amended, with the Securities and Exchange Commission. GM and GMAC expect that certain of the debt securities will be offered outside the United States in transactions not registered under the Securities Act, which securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

                                      # # #

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

In this press release, our use of the words "expect," "anticipate," "estimate," "forecast," "objective," "plan," "goal," "pursue" and similar expressions is intended to identify forward looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors, including those described in GM's most recent report on SEC Form 10-K (at page II-18), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: changes in economic conditions, currency exchange rates or political stability; shortages of fuel, labor strikes or work stoppages; market acceptance of the corporation's new products; significant changes in the competitive environment; changes in laws, regulations and tax rates; and, the ability of the corporation to achieve reductions in cost and employment levels to realize production efficiencies and implement capital expenditures at levels and times planned by management.


                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    June 20, 2003
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                                       By
                                            /s/Peter R. Bible
                                            --------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)









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